Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in this Registration Statement on Form S-8 of VitalStream Holdings, Inc. of our report dated February 3, 2005 accompanying the consolidated financial statements of VitalStream Holdings, Inc. and subsidiaries appearing in the Annual Report on Form 10-K the year ended December 31, 2004, and to the reference to us under the heading "Experts and Legal Matters" in the Prospectus which is part of this Registration Statement.

 /s/ Rose, Snyder & Jacobs
Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, CA
March 27, 2006